Exhibit 99.1
Press Release

Pinnacle Airlines, Inc. Releases August Traffic
Memphis Tenn. (September 10, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for August 2007.
During August, Pinnacle transported 904,145 customers, 12.9% more than the same period in 2006. Passenger Load Factor was 79.5%, an increase of 2.7 points over August 2006 levels. For the month, Pinnacle flew 531.0 million Available Seat Miles (“ASMs”), a 7.5% increase when compared to the same period in 2006. Pinnacle flew 422.4 million Revenue Passenger Miles (“RPMs”), an increase of 11.4% over August 2006.
For the month, Pinnacle operated 38,721 block hours, a 9.3% increase from the same period in 2006. Departures were up 7.0% to 23,286. The average length of a Pinnacle flight was 461 statute miles compared to 466 statute miles in August 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate.
During August, all aircraft in the Pinnacle Airlines, Inc. fleet operated with 50 seats. In addition, Pinnacle operated 139 aircraft during the month compared to 124 aircraft for the same month of 2006.

	August 2007 Traffic
	2007	2006	Change
Passengers	904,145	801,090	12.9%
Load Factor	79.5%	76.8%	2.7 pts
ASMs (000)	530,979	494,081	7.5%
RPMs (000)	422,437	379,257	11.4%
Departures	23,286	21,759	7.0%
Block Hours	38,721	35,416	9.3%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	6,659,664	5,966,592	11.6%
Load Factor	76.8%	77.0%	(0.2)	pts
ASMs (000)	4,026,055	3,691,518	9.1%
RPMs (000)	3,090,272	2,843,344	8.7%
Departures	177,407	167,824	5.7%
Block Hours	293,106	276,987	5.8%

About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 42 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results August vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
Contact:
Joe Williams
901-346-6162
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